1

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                Nitar Tech Corp.
                 (Name of small business issuer in its charter)


            Delaware                    7372                     N/A
     ---------------------       -------------------      ---------------------
        (State or other           (Primary Standard         (I.R.S. Employer
jurisdiction of incorporation  Industrial Classification      Identification
      or organization)               Code Number)                Number)


                              3950 Worthview Place
                              Mississauga, Ontario
                                 Canada L5N 6S7
                                 (905) 824-5306
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                                 Richard S. Lane
                               200 East 71 Street
                               New York, NY 10021
                                  212-737-8454
--------------------------------------------------------------------------------
           (Name, address and telephone number, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



------------------------------------------------------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Title of each class of
securities to be              Number of shares         Proposed maximum        Proposed maximum             Amount of
registered                    to be registered        offering price per   aggregate offering price     registration fee
                                                          share (1)
------------------------------------------------------------------------------------------------------------------------------
Common Stock
$0.001 par value (2)            15,980,000                 $ 2.19                 $34,996,200              $ 4,119.05
------------------------------------------------------------------------------------------------------------------------------

Common Stock
$0.001 par value (3)              268,182                  $ 2.19                $ 587,318.58                $ 69.13

Common Stock
$0.001 par value (4)              260,000                  $ 2.19                  $ 569,400                 $ 67.02

Common Stock
$0.001 par value (5)               4,566                   $ 2.19                 $ 9,999.54                 $ 1.18

Total                           16,512,748                 $ 2.19               $ 36,162,918.12            $ 4,258.90
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Pink Sheets on July, 7th 2005
(2)  Represents shares underlying standby equity distribution agreement.
(3) Represents shares of common stock issued to Cornell Capital Partners, LP as a commitment fee.
(4)  Represents shares of common stock to be issued to two selling shareholders.
(5)  Represents shares of common stock to be issued to placement agent.



The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                                NITAR TECH CORP.
                              16,512,748 SHARES OF
                                  COMMON STOCK

This prospectus relates to the sale of up to an aggregate of 16,512,748 shares of common stock by the selling stockholders.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under our standby equity distribution agreement with Cornell Capital Partners, L.P. All costs associated with this registration will be borne by us. We have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the standby equity distribution agreement.

Our common stock is listed on the Pink Sheets under the symbol "NCHP." The last reported sales price per share of our common stock as reported by the NASD Pink Sheets on July 11th 2005, was $ 3.00.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10.

Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the standby equity distribution agreement. Cornell Capital Partner, L.P. will pay a net purchase price of 98% the lowest volume weighted average price of our common stock as quoted on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date.

With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by Nitar Tech Corp., with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  The date of this prospectus is July __, 2005.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY...........................................................5
RISK FACTORS................................................................10
FORWARD-LOOKING STATEMENTS..................................................12
USE OF PROCEEDS.............................................................12
DETERMINATION OF OFFERING PRICE.............................................15
STANDBY EQUITY DISTRIBUTION AGREEMENT.......................................15
PLAN OF DISTRIBUTION........................................................16
DESCRIPTION OF PROPERTY.....................................................18
LEGAL PROCEEDINGS...........................................................18
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION...................18
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS................19
JOSE GUSTAVO BRASIL,  VICE PRESIDENT/SECRETARY TREASURER/DIRECTOR...........20
EXECUTIVE COMPENSATION......................................................20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............20
DESCRIPTION OF THE SECURITIES...............................................20
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS....................21
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
   FOR SECURITIES ACT LIABILITIES...........................................22
LEGAL MATTERS...............................................................23
EXPERTS.....................................................................23
AVAILABLE INFORMATION.......................................................23
FINANCIAL STATEMENT QUARTER ENDING JANUARY 31ST 2005........................24
NOTES TO FINANCIAL STATEMENTS...............................................29
FINANCIAL STATEMENT QUARTER ENDING APRIL 30ST 2005..........................33
NOTES TO FINANCIAL STATEMENTS...............................................38
PROSPECTUS..................................................................41
PART II - INFORMATION NOT REQUIRED IN PROSPECTUS............................42
ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION........................42
ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES............................43
ITEM 27.  EXHIBITS..........................................................43
ITEM 28. UNDERTAKINGS.......................................................43
SIGNATURES..................................................................45






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



As used in this prospectus, the terms "we," "us," "our," "the Company", and "Nitar" mean Nitar Tech Corp., a Delaware corporation. The term "selling stockholders" means Cornell Capital Partners, L.P. Monitor Capital Inc., Richard
S. Lane, and Industrial Consultants, Inc. that are offering to sell their shares of Nitar common stock which are being registered through this prospectus. The term "common stock" means our common stock, par value US$0.001 per share, and the term "shares" means the shares of common stock being registered by us through this prospectus.
                               PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision.

OUR COMPANY
-----------

We are a Delaware corporation formed in January 12, 2004 under the name Nitar Tech Corp. to develop internet technology to enhance productivity for various clients. Our principal executive offices are located at 3950 Worthview Place, Mississauga, Ontario, Canada L5N 6S7, telephone: 905-824-5306

Nature of Our Business:

Effective as of July 22, 2004 Nitar Tech, Corp. purchased the assets and liabilities of Labtech Systems Inc. a Canadian Corporation. From 1995 to the end December 1999 Luiz O. Brasil and Jose Gustavo Brasil operated as sole proprietors developing Internet technology to enhance productivity for various clients. In January 2000 Luiz and Gustavo Brasil jointly transferred the technology they developed into Labtech Systems Inc.. a corporation registered in the Province of Ontario, Canada. By mid May of 2002 Labtech's total focus was on the development of technology to provide solutions for Internet users to deal with spam and junk mail. CHOOZMAIL was developed from the ground up to solve two basic problems regarding email use, Control & Security. Labtech Systems Inc. applied for US Patents on the technology and received confirmation of the application under US Patent Application File Number 60502213 .

Business Development:

More than three years ago, the founders of Labtech Systems Inc., were heavily involved in web-based solutions for a number of clients. The directors, after much time spent researching the plus and minus advantages presented on the Internet realized that this method of transmitting information could become a time bomb in the wrong hands.
The Internet and computer skills are part of our everyday life. As adults, many of us know where to draw the line and can determine who we wish to communicate with and on what subjects. With the evolution and fast paced transformations that are taking place with the Internet in general, Labtech realized that the use of the Internet was fast becoming an unsafe environment insofar as young children as well as teenagers is concerned. For our kids, it is not that easy. As parents and guardians we try to do all that we can to protect them but, unfortunately, we cannot be by their sides 24 hours a day 7 days a week. To most people there are two solutions: pretend that the Internet does not exist; or, attempt to limit access to the Internet and computers on a daily basis.

Products & Services:

CHOOZMAIL: US Patent File Application Number 60502213 - www.choozmail.com
We all know that the Internet is now a fact of life. Governments, companies big and small and organizations have gone to great lengths to protect children from inappropriate web sites. We can safely say that today in this fast-paced Internet and Web-driven society, our children are now, generally, much better protected since the information superhighway became more prevalent.

Email, something we are all starting to take for granted, is a frontier like no other; email is something many of us use as a means of quick, convenient communication. Our kids are no exception. However, some overzealous and some might argue unscrupulous individuals and corporations use email as a means to promote and hopefully peddle their wares to a mass and often unsuspecting audience. How many times a day are you "invited" to purchase performance enhancing drugs online; directed to XXX web sites; and made so many unwanted and unsolicited offers that you feel helpless and that things are out of control? Remember, these electronically generated messages making the latest and greatest claims of the moment are also landing in unsuspecting children's inboxes at all hours of the day. Do you really want your son and daughter to be exposed to what many consider to be the underbelly of the Internet? While it is worth noting that some advances in filtering software have been made against Spam email, often sent in the millions with the use of sophisticated computers, there are still inherent dangers lurking in the ether. Filters cannot possibly "catch" all the bad guys. Filters are a limited solution - and this is the technology that major email providers are using.

Now think about emails and chat that are sent to your children by "friends" or even worse, by people living in your community that may somehow be able to gain access to your loved ones. Filters today will not block messages or "offers" from those individuals because it's not electronically generated. Consequently, parents have no control with whom their children are exchanging email and what topics are being discussed. It's an open door for strangers to have access to your children and until now you didn't have any means to deal with this potentially very serious problem.

CHOOZMAIL is the solution. CHOOZMAIL, a family-oriented e-mail and chat application offers a new and innovative way to deal with this problem. Now it is possible for all parents and guardians to have full control over their children's' emails and chat with rules and parameters defined for each child by the parents. Who better then parents to know what's best for their children?

In a family environment, it is ultimately the responsibility of the parent to determine what their children should see and read - not the children. This problem will not go away until parents take control.

CHOOZMAIL addresses these issues in two ways; first CHOOZMAIL emulates a common email application - the primary difference being it does not use POP3 or SMTP servers to transmit and receive emails between CHOOZMAIL users. All information is stored in a centralized database environment facilitating the tracking ability as well as the administration of emails and attachments; and, second, all external communication with CHOOZMAIL (sending or receiving emails from conventional email servers) is done by an independent polling routine embedded into CHOOZMAIL. This routine utilizes "POSITIVE REPLY TECHNOLOGY", and only lets through valid email, blocking all electronic generated Spam and junk email.

Simply put, CHOOZMAIL doesn't eliminate the source of Spam or inappropriate email exchange but blocks it from entering your children's email account and gives parents the tools to control the content received and the appropriate use of emails.

We envision two major routes to expose CHOOZMAIL to the public and let parents decide that now is the time to take action and protect our children:

CHOOZMAIL INFOMERCIAL:
CHOOZMAIL is an ideal product and service for an infomercial campaign. It will address the dangers that email and chat communications pose to children of all ages and will clearly demonstrate that today, parents can do little to combat insidious threats from bottom-line driven corporations and shady characters. Regrettably, parents lack the control and even, in some cases, the knowledge to police with whom their children are communicating. They are practically powerless and even worse, virtually helpless. In the ever-changing world of technology, children today must master the skills of using computers and the Internet. For future professional and even social development, the Internet and email and chat are fast becoming required skills that will soon be as basic as the three "R's" were to past generations. Without this ability, they may be left behind as they attempt to pursue their goals and dreams in later life.

CHOOZMAIL provides families - parents and children alike, with the web-based tools and safeguards to alleviate doubts and fears that will allow families to navigate the Internet, through technology, in a safe and assured environment.

CHOOZMAIL provides such fundamental tools as email and chat, and gives today's child the opportunity to embrace the future and explore while their parents can observe, secure in the knowledge that they have provided the best and most secure environment for their children, away from prying and unscrupulous organizations and individuals that are looking only to satisfy themselves.

CHOOZMAIL allows kids and parents to experience the Internet without worry or shame. Most parents today are frustrated and often even thwarted by the when, why, with whom are their children communicating. Parents need to be, and can be made aware of the often hidden dangers that lurk in the ether; CHOOZMAIL can explain the steps that need to be taken by parents to protect their loved ones. An infomercial can effectively inform parents that there is a means to control and administer every Internet communication exchanged by their children via email or chat - regardless of where their children are.

There are no competitive products on the market today which offer the protection, security and features of CHOOZMAIL.

CHOOZMAIL DIRECT SALES:
Large Corporations can offer a 12-month CHOOZMAIL subscription to their employees and clients. Companies clearly want to be seen as compassionate and concerned about children's safety. After the first year, subscription renewals would be charged directly to the subscriber.

Associations such as sport leagues and clubs can include a yearly subscription of CHOOZMAIL in their fees and or tuition. To members, this will create the appearance that it's at no charge. Further, these associations are demonstrating their willingness to offer "protection" in a safe and secure environment to their associate's children and families. After the first year, all renewals would be charged directly to the subscriber.

Third world countries with large populations and specific cultural issues and backgrounds regarding children's access to the Internet can purchase pre-paid subscription with default parental control rules built in that will address their worries and concerns. The percentage of families that can afford a subscription is considerably smaller then in developed countries. We estimate that 0.5 % of families have the financial ability to subscribe to CHOOZMAIL. That is still a very significant number. We are actively and aggressively pursuing such opportunities. Contracts have already been signed with representatives in such diverse countries as India and Brazil. Further negotiations in other parts of the world are currently under way.

BUSINESS STRATEGY:

Successful execution of the Company's strategy will be based on the following seven-point platform:

     o Focus on advance technology with relation to the internet is instrumental

     o    Manage customer relationships and care for high retention

     o    Aggressively brand the company and product name

     o    Build a strong sales channel

     o    Leverage the US Market to explode into the World Market

     o    Expansion, Growth and Development

     o    Financing in order to maintain momentum

THE OFFERING
------------

Common stock offered by the selling stockholders of up to 16,512,748 shares, based on current market prices and includes 15,980,000 shares of common stock to be issued under the standby equity distribution agreement and 4,566 shares to be issued to the placement agent, 268,182 issued to Cornell Capital Partners, L.P., and 260,000 to be issued to two selling shareholders. The market price of our common stock on July 11th 2005 was $3.00. In the event that we draw 500,000 under the standby equity distribution agreement, which is the maximum permitted advance within a five day period, we would be required to issue 170,068 shares of common stock upon the draw down based on a conversion price of $2.94, which is 98% of the market price of our stock as defined in the agreement.

Common stock to be outstanding after the offering would be 26,787,502 shares

Use of proceeds: We will not receive any proceeds from the sale of the common stock by the selling stockholders. We will receive proceeds from the sale of our common stock pursuant to the equity distribution agreement. See "Use of Proceeds" for a complete description.

The company's stock trades on the Pink Sheets under the symbol NCHP.

The above information is based on 10,522,936 shares of common stock outstanding as of January 31, 2005.

STANDBY EQUITY DISTRIBUTION AGREEMENT
-------------------------------------

In July 2005, we entered into a standby equity distribution agreement with Cornell Capital Partners, L.P. Pursuant to the standby equity distribution agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $35,000,000. For each share of common stock purchased under the standby equity distribution agreement, Cornell Capital Partners will pay 98% of the lowest volume weighted average price of the our common stock as quoted on the Pink Sheets, on the Over-the-Counter Bulletin Board, or any other principal market on which our common stock is traded for the five days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we engaged Monitor Capital Inc., a registered broker-dealer, to advise us in connection with the standby equity distribution agreement. For its services, Monitor Capital Inc. received 4,566 shares of our common stock. We are registering 4,566 shares in this offering which may be issued under the standby equity distribution agreement.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION
------------------------------------------
The following is a summary of our Financial Statements, which are included elsewhere in this prospectus. You should read the following data together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus as well as with our Financial Statements and the notes therewith





                                                   THREE MONTHS   FOR THE FISCAL
                                                      ENDED          YEAR ENDED
                                                  APRIL 30, 2005    JULY 31, 2004
                                                  --------------    -------------

 TOTAL INCOME                                        237,738           162,242

 TOTAL OPERATING EXPENSES                            229,939            98,652
                                                 -----------       -----------

 NET INCOME (LOSS)                                     9,121            47,747

                                                 -----------       -----------

 Net Income (Loss) Per Share                     $     0.001       $    0.0045
                                                 -----------       -----------

 TOTAL ASSETS                                        445,313           469,199
                                                 -----------       -----------

 TOTAL LIABILITIES                                    91,271           155,927
                                                 -----------       -----------

 TOTAL STOCKHOLDER'S EQUITY                          354,942           313,272
                                                 -----------       -----------

 TOTAL  LIABILITIES AND STOCKHOLDERS' EQUITY         445,313           469,199
                                                 -----------       -----------


                                  RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. All material risks are discussed in this section.

Considering our financial condition you will be unable to determine whether we will ever become profitable.

Our financial condition could inhibit our ability to achieve our business plan, because we are currently operating at a substantial loss and an investor cannot determine if we will ever become profitable.

Our business development is contingent upon raising debt or equity funding. Other than this offering, which may not be successful, we have no sources of funding identified. You must consider the risks, difficulties, delays and expenses frequently encountered by development stage companies in our business, which have little or no operating history, including whether we will be able to overcome the following challenges:

o To raise necessary revenue to operate for the next 12 months or thereafter, and o Generate sufficient revenues to offset the substantial costs of operating our business

Accordingly, the proposed business plans described in this report may not either materialize or prove successful and we may never be profitable. Also, you have no basis upon which to judge our ability to develop our business and you will be unable to forecast our future growth.

Our officer, director and principal stockholder can exert control over matters requiring stockholder approval.

Our executive officers and directors, and the holder of the 5% or more of our outstanding common stock beneficially owns approximately 62 % of our outstanding common stock. These individuals will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying, deterring or preventing a change in control and may make some transactions more difficult or impossible without the support of these stockholders.

Because we do not have an audit or compensation committee, these functions are performed by the board of directors as a whole. No members of the board of directors are independent directors. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Because our common stock is considered a penny stock, we may be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks, which would make it difficult for our shareholders to sell their securities.

Sales of our common stock issued under the standby equity distribution agreement or to the selling shareholders under Rule 144 could reduce the price of our stock.

There are 6,300,000 shares of our common stock held by our officers and directors and other affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities. There are 6,022,938 shares of our common stock not issued under the standby equity distribution agreement or the placement agent agreement held by non-affiliates that are either restricted securities which may currently be resold under Rule 144(k) or securities registered under the 1933 Act which can be freely resold.

All of our shares not issued under the standby equity distribution agreement or the placement agent agreement are currently eligible for resale, however affiliates will still be subject to the resale restrictions of Rule 144. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least one year, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. These restrictions do not apply to re-sales under Rule 144(k).

As a result of the provisions of Rule 144, all of the restricted securities not issued under the standby equity distribution agreement or the placement agent agreement could be available for sale in a public market, if developed. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the Pink Sheets or the over-the-counter bulletin board rather than on Nasdaq. Investors' orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with Nasdaq-listed securities.

Investors must contact a broker dealer to trade bulletin board securities. Investors do not have direct access to the Pink Sheets or bulletin board service. For bulletin board securities, there only has to be one market maker.

Because bulletin board and Pink Sheet stocks are usually not followed by analysts, there may be lower trading volume than for Nasdaq-listed securities.

There are a large number of shares underlying our equity distribution agreement that are being registered in this prospectus and the sale of these shares may depress the market price of our common stock.

The issuance and sale of shares upon delivery of an advance by Cornell Capital Partners pursuant to the equity distribution agreement in the amount up to $10,000,000 are likely to result in substantial dilution to the interests of other stockholders. As there is no upper limit on the number of shares that we may be required to issue, this will effect further substantial dilution.

The sale of our stock under our distribution agreement could encourage short sales by third parties, which could contribute to the future decline of our stock price and materially dilute existing stockholders' equity and voting rights.

In many circumstances the provision of a standby equity distribution agreement for companies that are traded on the Pink Sheets or the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our company.

The price you pay in this offering will fluctuate and may be higher than the prices paid by other people participating in this offering.

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher than the prices paid by other people participating in this offering.

We are dependent on external financing to fund our operations. Our financing needs are expected to be substantially provided from the standby equity distribution agreement. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $ 500,000 per advance.

                           FORWARD-LOOKING STATEMENTS

Information in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking words such as "believes", "estimates", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(1)(C) of the Securities Act and Section 21E(b)(1)(C) provide that the safe harbor for forward looking statements does not apply to statements made by companies such as ours that issue penny stock. In addition, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Cornell Capital Partners, L.P.. We will receive proceeds from the sale of shares of our common stock to Cornell Capital Partners, L.P. under the standby equity distribution agreement. The purchase price of the shares purchased under the equity distribution agreement will be equal to 98% of the lowest volume weighted average price of the our common stock as quoted on the Pink Sheets or on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. We have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the standby equity distribution agreement. We cannot draw more than $500,000 per advance.

For illustrative purposes, we have has set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the standby equity distribution agreement.

GROSS PROCEEDS                            $10,000,000   $20,000,000  $35,000,000

NET PROCEEDS (AFTER OFFERING
EXPENSES AND 5% FEE)                       $9,465,000   $18,965,000  $33,215,000
                                           ----------   -----------  -----------

USE OF PROCEEDS:

Sales & Marketing                          $4,500,000   $10,500,000  $21,000,000
Technology Development                     $1,500,000   $ 2,500,000  $ 3,500,000
Administrative Expenses,
 Including Salaries                        $3,000,000   $ 2,500,000  $ 3,000,000
General Working Capital                    $1,465,000   $ 3,465,000  $ 5,715,000

TOTAL                                      $9,465,000   $18,965,000  $33,215,000
                                           ----------   -----------  -----------

                              SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders, Cornell Capital Partners, L.P. and Monitor Capital Inc. A description of each selling shareholder's relationship to us and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.


                                                                         Registered
                                                       * Percentage of  shares to be              * Percentage of
                                            Shares       outstanding     acquired                   outstanding
                                         beneficially       shares       under the     Shares to       shares
                                           owned         beneficially     equity       be sold      beneficially
                                           before        owned before   distribution    in the      owned after
                                          offering       Offering (1)    agreement     offering     Offering (1)

Selling stockholder


Cornell Capital Partners, L.P.             268,182           2.5         16,248,182     16,248,182
101 Hudson Street                                                                                           *
Suite 3606
Jersey City, NY 07302

Monitor Capital Inc.
9171 Towne Centre Drive                          0             0              4,566          4,566          *
Suite 465
San Diego, CA 92122

Industrial Consultants
1896 Stoneybrooke Court                    140,000           *              0              140,000         *
Mississauga, Ontario
Canada L5L 3W2

Richard S. Lane
200 East 71st Street                       120,000           *              0              120,000         *
Suite 7C
New York, NY 10021

* Less than 1%
The above information is based on 10,522.936 shares of common stock outstanding as of January 31, 2005

None of the selling stockholders have held a position or office, or had any other material relationship, with us:

CORNELL CAPITAL PARTNERS, L.P. is the investor under the standby equity distribution agreement. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Mr. Angelo does not have voting control over the shares beneficially owned by Cornell Capital Partners. Cornell Capital Partners acquired all shares being registered in this offering in a financing transaction with us. This transaction is explained below:

STANDBY EQUITY DISTRIBUTION AGREEMENT. In July 2005, we entered into an standby equity distribution agreement with Cornell Capital Partners, L.P. Pursuant to the standby equity distribution agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $35,000,000. For each share of common stock purchased under the standby equity distribution agreement, Cornell Capital Partners will pay us 98% of the lowest volume weighted average price of the our common stock as quoted on the Pink Sheets or on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. We may request advances under the standby equity distribution agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $35,000,000 or two years after the effective date of the accompanying registration statement, whichever occurs first. We may request an advance every five trading days. The maximum amount per advance is $500,000 and the maximum aggregate advance during any 30 day period is $2,000,000. The amount available under the standby equity distribution agreement is not dependent on the price or volume of our common stock. Cornell Capital Partners may not own more than 9.9% of our outstanding common stock at any time. We are registering 16,512,748 shares in this offering which may be issued under the standby equity distribution agreement. In addition, we engaged Monitor Capital Inc., a registered broker-dealer, to advise us in connection with the standby equity distribution agreement. For its services, Monitor Capital Inc. received 4,566 shares of our common stock.

THERE ARE CERTAIN  RISKS  RELATED TO SALES BY CORNELL  CAPITAL PARTNERS,
INCLUDING:

Cornell may sell the shares to be acquired pursuant to an advance notice during an applicable pricing period which could contribute to the decline of our stock price. The sale of common stock to be acquired pursuant to an advance notice during an applicable pricing period could cause downward pressure on the price of our common stock and, therefore, affect the purchase price that Cornell pays for the common stock.

The outstanding shares are issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell is issued shares, the greater chance that it gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales by Cornell or others. This could place further downward pressure on the price of the common stock.

MONITOR CAPITAL INC. Monitor Capital Inc. is an unaffiliated registered broker-dealer that has been retained by us. Mr. Hsiao-Wen Kao, Monitor Capital Inc.'s President, makes the investment decisions on behalf of Monitor Capital Inc. and has voting control over the securities beneficially owned Monitor Capital Inc. For its services in connection with the standby equity distribution agreement, Monitor Capital Inc. received a fee of 4,566 shares of common stock. These shares are being registered in this offering.


                         DETERMINATION OF OFFERING PRICE

The price at which the shares may actually be sold will be determined by the market price of the common stock as of the date of sale as defined in the standby equity distribution agreement.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

SUMMARY

In July 2005, we entered into a standby equity distribution agreement with Cornell Capital Partners, L.P. Pursuant to the standby equity distribution agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $35,000,000. For each share of common stock purchased under the standby equity distribution agreement, Cornell Capital Partners will pay 98% of the lowest volume weighted average price of the our common stock as quoted on the Pink Sheets or on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC.

STANDBY EQUITY DISTRIBUTION AGREEMENT EXPLAINED

Pursuant to the standby equity distribution agreement, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the standby equity distribution agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. For example, we would need to issue 11,904,761 shares of common stock in order to raise the maximum amount of $35,000,000 under the equity distribution agreement at a purchase price of $2.94 (i.e., 98% of a recent stock price of $3.00).

Our obligation to issue shares upon receipt of an advance pursuant to the standby equity distribution agreement is essentially limitless, although under the terms of the agreement Cornell Capital Partners may not own more than 9.9% of our outstanding common stock at any time. The common stock to be issued under the standby equity distribution agreement will be issued at an 2% discount to the market price as defined in the agreement. The following is an example of the amount of shares of our common stock issuable in connection with an advance of $3.00 under the standby equity distribution agreement, based on five day weighted average price at July 11th 2005 and market prices 25%, 50% and 75% below the five day weighted average price as of July 11th 2005, which was $3.00:



------------------------- ------------------ ------------------- -------------------- ----------------------
Market or % Below Market  Price per Share    With 8% discount    Number of Shares     Percentage of Current
                                                                 Issuable             Issued and Outstanding
                                                                                      Common Stock
------------------------- ------------------ ------------------- -------------------- ----------------------
------------------------- ------------------ ------------------- -------------------- ----------------------
At Market                 $3.00              $2.94               11,904,761           %52
------------------------- ------------------ ------------------- -------------------- ----------------------
------------------------- ------------------ ------------------- -------------------- ----------------------
25%                       $2.75              $2.205              15,873,015           %59
------------------------- ------------------ ------------------- -------------------- ----------------------
------------------------- ------------------ ------------------- -------------------- ----------------------
50%                       $1.50              $1.47               23,809,523           %68.3
------------------------- ------------------ ------------------- -------------------- ----------------------
------------------------- ------------------ ------------------- -------------------- ----------------------
75%                       $0.75              $0.735              47,619,047           %118
------------------------- ------------------ ------------------- -------------------- ----------------------

We are registering a total of 16,252,748 shares of common stock for the sale under the standby equity distribution agreement. The issuance of shares under the equity distribution agreement may result in a change of control. That is, up to 16,252,748 shares of common stock could be issued under the standby equity distribution agreement. If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control of us by electing its or their own directors. This could happen, for example, if Cornell Capital Partners sold the shares purchased under the standby equity distribution agreement to the same purchaser.

Proceeds used under the standby equity distribution agreement will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

We expect to incur expenses of approximately $35,000 consisting primarily of professional fees incurred in connection with this registration. In addition, Cornell Capital Partners will retain 5% of each advance. In addition, we issued 4,566 shares of common stock to Monitor Capital Inc., a registered broker-dealer, as a placement agent fee. We also issued a total of 260,000 shares to two selling stockholders.


                              PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of our common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of our common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the standby equity distribution agreement. As an underwriter of the distribution agreement common stock, Cornell Capital Partners, L.P. is subject to the same restrictions as any underwriter, including the prospectus delivery requirements of Section 5(b)(2) of the Securities Act and the applicable restrictions of Regulation M, with respect to short selling activities. Cornell Capital Partners, L.P. and Monitor Capital Inc. have agreed that they will not, and that they will cause its affiliates not to, engage in any short sales of or hedging transactions with respect to our common stock. Cornell Capital Partners, L.P. will pay 98% of the lowest volume weighted average price of the our common stock as quoted on the Pink Sheets or on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The 98% discounted price is comprised of an agreement that Cornell Capital Partners, L.P. will pay 98% of the lowest volume weighted average price of the our common stock as quoted on the Pink Sheets or on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date plus retain 5% of the proceeds received by us under the standby equity distribution agreement. The 5% discount is an underwriting discount. In addition, we have engaged Monitor Capital Inc., a registered broker-dealer, to advise us in connection with the standby equity distribution agreement. For its services, Monitor Capital Inc. received 4,566 shares of our common stock.

Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $35,000, as well as retention of 5% of the gross proceeds received under the standby equity distribution agreement. In addition, we engaged Monitor Capital Inc., a registered broker-dealer, to advise us in connection with the standby equity distribution agreement. For its services, Monitor Capital Inc. received 4,566 shares of our common stock.

                             DESCRIPTION OF PROPERTY

Nitar's headquarters and administrative offices which consist of 1000 sq. feet are located at 3950 Worthview Place, Mississauga, Ontario, Canada L5N 6S7. Its operations and marketing functions are administered from the same location. The existing office location is owned by the President of Nitar and there are no other tenants. All Servers are located at MCI which maintain a Secure Data Facility.

Nitar owns no property.

We believe that our facilities are adequate to meet our current needs. However, as we begin to implement our business plan, we will need to locate our headquarters office space. We anticipate such facilities are available to meet our development and expansion needs in existing and projected target markets for the foreseeable future. Our offices are in good condition and are sufficient to conduct our operations.

We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

                                LEGAL PROCEEDINGS

Neither Nitar nor any of its officers or directors are a party to any material legal proceeding or litigation and such persons know of no material legal proceeding or contemplated or threatened litigation except as follows:

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Successful execution of the Company's strategy will be based on the following seven-point platform.

Focus on advance technology with relation to the internet is instrumental: As clearly stated by most major companies and leaders in the computer industry, failure to comprehend the speed and ever changing growth, demand and flexibility has, and will continue to create, an untapped market for new and sophisticated technology to deal with this growth pattern. With each step forward new challenges arise that require a never ending need for the development of software and or hardware to deal with newly created problems. Choozmail Solutions has developed a system to deal known problems of today, not as a bandage but a solution. The initial business focus of the company will be in customer acquisition.

Manage customer relationships and care for high retention: A high retention client base will be a strong competitive advantage and the foundation for a strong company valuation. Financial strength will be based on acquiring new customers but more-so the renewal time and time again of existing customers. With a stable customer base higher profit margins are evident.

Aggressively brand the company and product name: Branding is ultimately the single most aspect of any business. Through aggressive branding in an executed strategy designed to break through the clutter of consumer messages in the marketplace will be the first steps taken to achieve our objectives achieve.
In the end, the real determinants of long term success are those brands that can communicate a clear and compelling brand message, while investing heavily in engaging with consumers (advertising). The history of such companies as Microsoft, Yahoo, Netscape just to mention a few bear this out.

Build a strong sales channel: Critical to moving merchandise is having the product in the right outlets. Target markets will be major distribution networks and key corporate accounts through distributors.

Leverage the US Market to explode into the World Market: An extensive awareness campaign will be implemented coast to coast in the US and penetration into the market will be much easier due to brand recognition. An anticipated launch time is scheduled to commence February 2005.

Expansion, Growth and Development: The technology surrounding the internet changes second by second. Growth will come from the Development of new products. We have based our expansion strategy on the acquisitions of Software Developing Companies, purchases of newly developed software, establish working relationships with programmers world wide.

Financing: In order to maintain momentum the corporation will be raising capital to appropriately finance the operations specifically for marketing existing products and the development of new products.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our director and executive officer is as follows:

----------------------------------- --------------------------------------------
     NAME                           POSITION
----------------------------------- --------------------------------------------
----------------------------------- --------------------------------------------
                                    Chief Executive Officer
Luiz Augusto Brasil
----------------------------------- --------------------------------------------
----------------------------------- --------------------------------------------
                                    President and Director
Luiz O. Brasil
----------------------------------- --------------------------------------------
----------------------------------- --------------------------------------------
                                    Secretary, Treasurer and Director
Gustavo Brasil
----------------------------------- --------------------------------------------

The following is a brief summary of the business experience of the foregoing.

LUIZ AUGUSTO BRASIL, CHIEF EXECUTIVE OFFICER
Mr. Luiz A. Brasil is a graduate of Massachusetts Institute of Technology (M I T
- USA 1962) with a Masters of Science degree in Electrical Engineering and a BA from the University of Sao Paulo Brazil (1962). He is a Member of the American Institute of Electrical and Electronics Engineers as well is a Member of the Regional Council of Professional Engineers - BRAZIL. He was senior advisor for a Brazilian Government Agency responsible for finance scientific and technological projects to Universities and Industrials companies and was Superintendent of the International Affairs at CNPq the National Council for Science and Technology Vice President and CEO of SERPRO, a Federal Data Processing Service and system development of Brazil, with more than 20,000 employees, and responsible for all data processing activities in the financial area of the Federal Government of Brazil. Mr. Brasil was the President and Director of COENCISA a Data Communications Industry which manufactured modems in Brasilia, prior to taking a position as Marketing Director for MICROLAB a Hard disc Manufacture in Rio de Janeiro (1987-1994) He became the principal shareholder in AMBERDON SISTEMAS LTD, Rio de Janeiro in 1995 which is a Joint Venture between Amberdon Sistemas and Amberdon Consulting Ltd from Toronto-Canada. Currently is CEO of NITAR TECH CORP. Mr. Luiz Augusto Brasil owns 500,000 Common Shares if the company stock.

LUIZ O. BRASIL,  PRESIDENT AND DIRECTOR
Obtained Bachelor's Degree in Economics Science - Centro Educacional Univercitario de Brasilia advanced studies in Computer System Modeling - SERPRO. From 1991 to 1995 as a consultant managed, developed and implemented several applications in the insurance, manufacturing and financial markets industry encompassing e-Commerce, e-Business and CRM solutions in Canada, USA, Australia, New Zealand and Brazil. In1996 founded Labtech Technology that was incorporated in 2000. Currently is President and Director of NITAR TECH CORP. Mr. Luiz O. Brasil owns 2,000,000 shares of the company stock

JOSE GUSTAVO BRASIL,  SECRETARY, TREASURER AND DIRECTOR
Obtained Bachelor's Degree in Economics Science - Centro Educacional Univercitario - Brasilia, Brazil and Computing Professional NOOSR, Sydney, Australia. From 1992 to 1995 was senior system analyst /manager with Origin Technology Pty Ltd. in Sydney Australia. In 1996 founded Labtech Technology that was incorporated in 2000. Currently is Secretary Treasurer/Director of NITAR TECH CORP. Mr. Jose Gustavo Brasil owns 2,000,000 shares of the company stock

FAMILY RELATIONSHIPS
Luiz Augusto Brasil - CEO is the father of Luiz O Brasil - President and Director, and of Gustavo Brasil - Secretary, Treasurer and Director

                             EXECUTIVE COMPENSATION

From inception to date, we have not paid any compensation to our officer and director.

BOARD COMPENSATION
Our directors do not receive cash compensation for their services.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership, as of October 1, 2004, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.


---------------------------- ----------------------------- ---------------------
Name of beneficial owner     Amount of beneficial owner    Percentage (1)
                             ship
---------------------------- ----------------------------- ---------------------
---------------------------- ----------------------------- ---------------------
Luiz O. Brasil               2,000,000                     19.72%
---------------------------- ----------------------------- ---------------------
---------------------------- ----------------------------- ---------------------
Gustavo Brasil               2,000,000                     19.72%
---------------------------- ----------------------------- ---------------------
---------------------------- ----------------------------- ---------------------
E-Cap Ventures               1,800,000                     17.74%
---------------------------- ----------------------------- ---------------------
---------------------------- ----------------------------- ---------------------
Luiz A. Brasil               500,000                         4.93%
---------------------------- ----------------------------- ---------------------

(1) This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 10,522,936 shares of common stock outstanding as of January 31, 2005.

                          DESCRIPTION OF THE SECURITIES

We are currently authorized to issue 50,000,000 shares of US$0.001 par value common stock. All shares are equal to each other with respect to liquidation and dividend rights. Holders of voting shares are entitled to one vote for each share that they own at any shareholders' meeting. Holders of our shares of common stock do not have cumulative voting rights. Holders of shares of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available. Upon liquidation, holders of shares of common stock are entitled to participate pro-rata in a distribution of assets available for such distribution to shareholders. There are no conversion, preemptive or other subscription rights or privileges with respect to any shares.
            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our stock became qualified for quotation on the Pink Sheets under the symbol "NCHP" in 2005.

High and Low Sales Prices for each quarter within the last two quarters.*

                                            HIGH                    LOW
                                      (Price per Share $)    (Price per Share $)

                      * March 05             1.60                   1.00
                      *  June 05             3.75                   2.20

The quotations reflect inter-dealer prices, without mark-up, mark-down or commission and may not represent actual transactions.

HOLDERS
The number of recorded holders of the Company's common stock as of January 31, 2005 is approximately 1056.

PENNY STOCK CONSIDERATIONS
Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $100,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

     o Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;
     o Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
     o Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and
     o Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

DIVIDENDS
We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts as the board of directors deems relevant.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

As authorized by Section 145 of the Delaware General Corporation Law, a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or contemplated action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding have no reasonable cause to believe the person's conduct was unlawful.

Under Delaware corporation law, a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust of other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liability under section 145.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Nitar pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

The validity of the shares of common stock offered by us will be passed upon by Richard S. Lane, Attorney at Law, New York, NY.

                                     EXPERTS

The financial statements of Nitar Tech Corp, Inc. for the fiscal year ended July 31, 2004, the 2nd Quarter ended January 31, 2005, and the 3rd quarter ended April 30, 2005, incorporated herein have been so incorporated in reliance upon the report of George Parselias, C.G.A., C.M.A., an independent certified public accountant, given upon his authority as an expert in auditing and accounting.

                              AVAILABLE INFORMATION

We are not required to deliver an annual report to our security holders and we do not intend to do so. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the internet at the SEC's website at http://www.sec.gov. You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Nitar, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

FINANCIAL STATEMENT 2ND QUARTER ENDING JANUARY 31ST 2005

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders
NITAR TECH CORP. AND SUBSIDIARIES
(A Corporation registered in the State of Delaware, United States of America) Delaware, United States of America


I have audited the accompanying consolidated balance sheets of Nitar Tech Corp., and its Subsidiaries, as of January 31, 2005 (2nd Quarter) and July 31st, 2004 (Full Fiscal Year), and the related statements of operations, stockholders' equity, and cash flows the respective periods ended January 31, 2005 and July 31, 2004. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on our audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nitar Tech Corp., and Subsidiaries, as of January 31, 2005 and July 31, 2004, and the results of its operations and its cash flows for the respective periods ended January 31, 2005 and July 31, 2004, in conformity with accounting principles generally accepted in the United States of America.







GEORGE PARSELIAS
GEORGE PARSELIAS, C.G.A., C.M.A.
Mississauga, Ontario, Canada
February 21, 2005




BALANCE SHEET
AS AT JANUARY 31, 2005 AND JULY 31, 2004
                                                          2005 Q2         2004

ASSETS

Current Assets
       Cash                                              $      81    $      75
       Accounts Receivable - Net of Allowance for           18,914       16,883
       Doubtful Accounts

Total Current Assets                                     $  18,995    $  16,958

Property and Equipment - Net of Accumulated                  4,922        5,653
Depreciation

Software Development                                       401,929      446,588

Total Assets                                             $ 425,846    $ 469,199

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
       Bank Indebtedness                                 $  37,909    $  35,839
       Accounts Payable & Accrued Liabilities               34,937       28,345

Total Liabilities                                        $  72,845    $  64,184

Other Liabilities
       Deferred Tax Liability                               52,141       63,498
       Shareholder Advances                                 17,982       28,245

Total Liabilities                                        $ 142,967    $ 155,927

Shareholders' Equity
       Common Stock, $0.001 par per share
                     - 50,000,000 shares authorized
                     - 10,522,936 shares issues and      $  10,523    $  10,523
                     outstanding
       Additional Paid In Capital                          180,832    $ 144,518
       Retained Earnings                                   110,214      163,073
       Accumulated Comprehensive Gain/(Loss)               (18,691)      (4,842)

Total Shareholders' Equity                               $ 282,878    $ 313,272
Total Liabilities and Shareholders' Equity               $ 425,846    $ 469,199




STATEMENTS OF STOCKHOLDERS' EQUITY
AS AT JANUARY 31, 2005 AND JULY 31, 2004

                                                          Additional                  Accumulated           Total
                                  Number       Common       Paid In       Retained   Comprehensive   Stockholders'
                                of Shares       Stock       Capital       Earnings   Income (Loss)          Equity

     Balance - July 31, 2002         --           --         88,759        46,749         2,387       137,895

                  Net Income         --           --           --          77,513          --          77,513

     Contributed Services by       27,070         --           --          27,070
                Shareholders

Foreign Currency Translation         --           --           --            --          (1,670)       (1,670)
                        Loss

     Balance - July 31, 2003         --           --        115,829       124,262           717       240,808

                  Net Income         --           --         38,811          --          38,811

      Common Stock Issued in    8,936,440        8,936         --            --            --           8,936
             Connection with
    Formation of Nitar Tech
                       Corp

     Additional Common Stock
 Issued with Connection with
   Reorganization of Labtech    1,586,496        1,587       (1,587)         --            --            --
                Systems Inc.

     Contributed Services by         --           --         30,276          --            --          30,276
                Shareholders

Foreign Currency Translation         --           --           --            --          (5,559)       (5,559)
                        Loss

     Balance - July 31, 2004   10,522,936       10,523      144,518       163,073        (4,842)      313,272

                  Net Income         --           --           --         (52,859)         --         (52,859)

     Contributed Services by         --           --         36,314          --            --          36,314
                Shareholders

Foreign Currency Translation         --           --           --            --         (13,849)      (13,849)
                        Loss

    Balance - April 30, 2005   10,522,936       10,523      180,832       110,214       (18,691)      282,878



STATEMENTS OF OPERATIONS
SIX MONTHS ENDED JANUARY 31, 2005 AND FULL-YEAR ENDED JULY 31, 2004

                                                         2005 Q2         2004

Revenue                                                $  72,686      $ 162,242

Operating Expenses:
         Advertising & Promotion
                                                            --              532
         Bad Debt Expense
                                                            --            5,200
         Depreciation of Fixed Assets
                                                          44,371          2,098
         Insurance
                                                             950          1,826
         Interest and Bank Charges
                                                           2,677          4,294
         Office Expenses
                                                             970            434
         Professional Fees
                                                           6,499          8,095
         Rental, Premises and Equipment
                                                          11,031         19,107
         Salaries and Benefits
                                                          60,156         32,769
         Travel and Entertainment
                                                          10,831          4,586
         Telecommunications
                                                           7,579         15,599
         Other Expenses
                                                             840          4,112
Total Operating Expenses
                                                         145,905         98,652
INCOME BEFORE PROVISION FOR TAXES
                                                         (73,219)        63,590

         Provision for Income Taxes
                                                         (20,360)        15,843
Net Income
                                                         (52,859)        47,747
         Foreign Currency Translation Loss
                                                         (13,849)        (5,559)
COMPREHENSIVE INCOME                                   $ (66,708)        42,188


STATEMENT OF CASH FLOWS
AS AT JANUARY 31, 2005 AND JULY 31, 2004

                                                                 2005 Q2        2004

 CASH FLOWS FROM OPERATING ACTIVITIES:
       Net Income                                                (52,859)     47,747

       Non-Cash Adjustments
                 Depreciation Expense                             52,591       2,317
                 Bad Debt Expense                                   --         5,200

       Changes in Operating Assets and Liabilities
                 Accounts Receivable                                (802)    (20,403)
                 Accounts Payable & Accrued Liabilities            4,871       9,649
                 Deferred Tax Liability                          (20,359)     15,843

NET CASH FLOWS FROM OPERATING ACTIVITIES                         (16,558)     60,353
CASH FLOWS FROM INVESTING ACTIVITIES:
                 Cash Paid for Software Development                 --      (100,132)

NET CASH FROM INVESTING ACTIVITIES                                  --      (100,132)
CASH FLOWS FROM FINANCING ACTIVITIES:
                 Net Advance (Repayment) from Bank Indebtness       (527)     (2,014)
                 Advances from Shareholders                       25,306      42,012

NET CASH FLOWS FROM FINANCING ACTIVITIES                          24,779      39,998
 EFFECT OF EXCHANGE RATE CHANGES ON
       CASH AND CASH EQUIVALENTS                                  (8,215)       (215)

NET CHANGE IN CASH AND CASH EQUIVALENTS                                6           4
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                        75          71
CASH AND CASH EQUIVALENTS, END OF PERIOD                              81          75
SUPPLEMENTAL DISCLOSURES

      Interest Paid                                                2,677       4,294

      Income Taxes Paid                                             --          --


                        NITAR TECH CORP. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
       SIX MONTHS ENDED JANUARY 31, 2005 AND FULL-YEAR ENDED JULY 31, 2004

1.       INCORPORATION

       NITAR TECH. CORP., (the "Company") was incorporated on January 12, 2004, under the laws of the State of Delaware. On July 22, 2004 Nitar entered into an agreement with Labtech Systems Inc., (a Canadian Corporation), in the form of a reverse merger whereby Nitar exchanges 7,030,000 shares of its common stock, par value $0.001 per share, for all of Labtech's issued and outstanding common stock. As part of this agreement Labtech transferred and assigned to Nitar all of its copyrights, trademarks and intellectual property rights, including its U.S. Patent Application on its technology - File Number 60502213. Labtech had operated as internet technology business developed to enhance productivity to various clients.

2.       ACCOUNTING POLICIES

A.       ACCRUAL ACCOUNTING AND MANAGEMENT ESTIMATES
           Revenue and expenses are recorded on an accrual basis. Preparation of these financial statements requires management to make estimates and assumptions that may affect the stated amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the reporting date as well as the stated amounts of revenues and expenses during the reporting period. Any variations between these estimates and actual amounts are not expected to materially affect the reported amounts, unless otherwise disclosed.

B.       CASH AND CASH EQUIVALENTS
            Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less.

C.       ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS
           Accounts receivable are stated net of an allowance for doubtful accounts. The Company estimates the allowance based on its analysis of specific balances, taking into consideration the age of the past due account and anticipated collections resulting from legal issues. Based on these factors, there is an allowance for doubtful accounts of $3,585 and $5,599 at January 31, 2005 and July 31, 2004,
           respectively. Changes to the allowance for doubtful accounts, is charged to expense, and reduced by charge-offs, net of recoveries.

D.       PROPERTY, EQUIPMENT AND DEPRECIATION
           Property and Equipment are presented at original cost, less accumulated depreciation. Depreciation is computed using the declining balance at the following annual rates for the following applicable asset classes:

o        Computer Hardware          -       30% declining balance
o        Furniture and Equipment    -        20% declining balance

           The cost of significant improvements to property and equipment are capitalized. Maintenance and repairs are charged to expense as incurred. Upon sale or retirement of property and equipment, the cost and related depreciation are eliminated from the accounts, and any resulting gain or loss is recognized.
                                                                   - continued -

E.       SOFTWARE DEVELOPMENT COSTS
           The Company accounts for the costs of software to be marketed in compliance with Statement of Financial Accounting Standards No. 86, "Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Software development costs are expensed as incurred until technological feasibility of the product is established. Development costs incurred subsequent to technological feasibility are capitalized and amortized on a straight-line basis over the estimated economic life of the product. Capitalization of computer software costs is discontinued when the computer software product is available to be sold, leased, or otherwise marketed. Amortization begins when the product is available for release to customers. The Company amortizes software costs related to its CHOOZMAIL(R) product using the straight-line method over the estimated economic useful life of 60 months. As of January 31, 2005, CHOOZMAIL(R) was made available for release to customers therefore amortization has been recognized for the first 6 months of the current fiscal year ending January 31, 2005, in the amount of $43,640. There was no accumulated amortization for the year ended July 31, 2004. The Company capitalized $0 and $100,476 of development costs in the years ending January 31, 2005 and July 31, 2004 respectively.

F.       INCOME TAXES
           The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized, net of any valuation allowance, for temporary differences and net operating loss and tax credit carry forwards. Deferred income tax expense represents the change in net deferred assets and liability balances.

G.       REVENUE RECOGNITION
            The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable when the service connection has been initiated and the subscription connection has been provided to the customer, the sales price is fixed for the one-time connection fee, and variable based on transaction volume thereafter, is readily determinable and collectibility is reasonably assured.

H.       FINANCIAL INSTRUMENTS
           The Company's financial instruments consist of cash, accounts receivable, and accounts payable. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying value, unless otherwise noted.

                                                                   - continued -

I.       FOREIGN CURRENCY TRANSLATION
           The functional currency of the Company's is the local currency where the Company operates. The financial statements of the Company's have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation." All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. The income and cash flow statements amounts have been translated using the weighted average exchange rate for the year. Foreign currency cash flows are translated at the weighted average rate of exchange in effect during the period due to the minimal fluctuation in the currency exchange rates during the period. Management believes that substantially the same results would be derived if foreign cash flows were translated at the rates in effect at the time of the cash flows

           Accumulated net translation adjustments have been reported separately in other comprehensive loss in the financial statements. Foreign currency translation adjustments resulted in losses of $13,849 and $12,451 in the years ending January 31, 2005 and July 31, 2004, respectively. Foreign currency transaction gains (losses) resulting from exchange rate fluctuations on transactions denominated in a currency other than the functional currency totaled approximately $0 in the years ending January 31, 2005 and July 31, 2004, and are included in other expense in the accompanying statements of operations.

3.       PROPERTY AND EQUIPMENT
       Property and equipment consisted of the following:

       ------------------------------------------- ------------- --------------
       January 31, 2005, and July 31, 2004                2005           2004
       ------------------------------------------- ------------- --------------

       Computer Hardware                               $18,773        $18,773
       Furniture & Fixtures                              4,941          4,941
       ------------------------------------------- ------------- --------------
                                                       $23,714        $23,714
       Less:  Accumulated Depreciation                  18,793         18,061
       ------------------------------------------- ------------- --------------

       Net Property and Equipment                      $ 4,922        $ 5,653
       ------------------------------------------- ------------- --------------

       Depreciation expense for the six months ended January 31, 2005 and the year ended July 31, 2004 was $731 and $2,098 respectively.

4.       RELATED PARTY TRANSACTIONS
       During the six months ended January 31, 2005 and the year ended July 31, 2004, principal stockholders rendered services to the Company in the amounts of $16,247 and $30,276, respectively. In addition, the Company rented office space from a principal stockholder for $7,244 and $11,098 during the six months ended January 31, 2005 and the year ended July 31, 2004.

       Advances from stockholders' are advances and payments from principal stockholders. The notes are unsecured, non-interest bearing, and due on demand with no predetermined fixed terms of repayment. Advances from Shareholders' at January 31, 2005 and July 31, 2004 were $229,576 and $189,984, respectively.

5.       DEFERRED INCOME TAXES
       The components of the deferred tax asset (liability) at January 31, 2005 are as follows:

       -------------------------------------------- -------------- -------------
       January 31, 2005, and July 31, 2004                  2005            2004
       -------------------------------------------- -------------- -------------

       Net Operating Loss                               $ 76,129        $ 31,611
                  Gross Deferred Tax Assets               76,129          31,611
       -------------------------------------------- -------------- -------------
       -------------------------------------------- -------------- -------------
       Software Development Costs                      (128,270)        (95,109)
                  Gross Deferred Tax Liabilities       (128,270)        (95,109)
       -------------------------------------------- -------------- -------------
       -------------------------------------------- -------------- -------------
                  Net Deferred Tax Liabilities          (52,141)        (63,498)
       -------------------------------------------- -------------- -------------
       -------------------------------------------- -------------- -------------
       Valuation Allowance                                    --
       -------------------------------------------- -------------- -------------
       -------------------------------------------- -------------- -------------
       Net Deferred Taxes                              $(52,141)      $ (63,498)
       -------------------------------------------- -------------- -------------

       The net operating loss carry-forwards expire in 2010.














         ---- THIS PORTION OF THE PAGE IS INTENTIONALLY LEFT BLANK ----

FINANCIAL STATEMENT 3RD QUARTER ENDING APRIL 30TH 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders
NITAR TECH CORP. AND SUBSIDIARIES
(A Corporation registered in the State of Delaware, United States of America) Delaware, United States of America


I have audited the accompanying consolidated balance sheets of Nitar Tech Corp., and its Subsidiaries, as of April 30, 2005 (3RD Quarter) and July 31st, 2004 (Full Fiscal Year), and the related statements of operations, stockholders' equity, and cash flows the respective periods ended April 30, 2005 and July 31, 2004. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on our audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nitar Tech Corp., and Subsidiaries, as of April 30, 2005 and July 31, 2004, and the results of its operations and its cash flows for the respective periods ended April 30, 2005 and July 31, 2004, in conformity with accounting principles generally accepted in the United States of America.







GEORGE PARSELIAS
GEORGE PARSELIAS, C.G.A., C.M.A.
Mississauga, Ontario, Canada
May 9, 2005



CONSOLIDATED BALANCE SHEETS
AS AT APRIL 30, 2005 AND JULY 31, 2004

                                                            2005 Q3         2004
ASSETS

CURRENT ASSETS


        Cash                                               $      79    $      75
        Accounts Receivable - Net of Allowance
            for Doubtful Accounts                             61,038       16,883

TOTAL CURRENT ASSETS                                       $  61,118    $  16,958


Property and Equipment -
  Net of Accumulated Depreciation                              4,596        5,653

SOFTWARE DEVELOPMENT                                         379,599      446,588

TOTAL ASSETS                                               $ 445,313    $ 469,199

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES


        Bank Indebtedness                                  $     484    $  35,839
        Accounts Payable & Accrued Liabilities                12,369       28,345

TOTAL LIABILITIES                                          $  12,854    $  64,184


OTHER LIABILITIES
        Deferred Tax Liability                                70,212       63,498
        Shareholder Advances                                   8,206       28,245

TOTAL LIABILITIES                                          $  91,271    $ 155,927


Shareholders' Equity
        Common Stock, $0.001 par per share
              - 50,000,000 shares authorized
              - 10,522,936 shares issued and outstanding   $  10,523    $  10,523

        Additional Paid In Capital                           189,224    $ 144,518
        Retained Earnings                                    172,194      163,073

        Accumulated Comprehensive Gain/(Loss)                (17,899)      (4,842)

TOTAL SHAREHOLDERS' EQUITY                                 $ 354,042    $ 313,272


TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                 $ 445,313    $ 469,199





 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
 AS AT APRIL 30, 2005 AND JULY 31, 2004


                                                                     ADDITIONAL                ACCUMULATED       TOTAL
                                             NUMBER      COMMON       PAID IN      RETAINED    COMPREHENSIVE  STOCKHOLDERS'
                                            OF SHARES     STOCK       CAPITAL      EARNINGS    INCOME (LOSS)    EQUITY

Balance - July 31, 2002                        --           --         88,759        46,749        2,387       137,895


Net Income                                     --           --           --          77,513         --          77,513

Contributed Services by Shareholders           --           --         27,070          --           --          27,070

Foreign Currency Translation Loss              --           --           --            --         (1,670)       (1,670)

Balance - July 31, 2003                        --           --        115,829       124,262          717       240,808

Net Income                                     --           --         38,811          --         38,811

Common Stock Issued in Connection with    8,936,440        8,936         --            --           --           8,936
    Formation of Nitar Tech. Corp.

Additional Common Stock Issued with
Connection with Reorganization of
Labtech Systems Inc.                      1,586,496        1,587       (1,587)         --           --            --

Contributed Services by Shareholders           --           --         30,276          --           --          30,276

Foreign Currency Translation Loss              --           --           --            --         (5,559)       (5,559)

BALANCE - JULY 31, 2004                  10,522,936       10,523      144,518       163,073       (4,842)      313,272


Net Income                                     --           --           --           9,121         --           9,121

Contributed Services by Shareholders           --           --         44,706          --           --          44,706

Foreign Currency Translation Loss              --           --           --            --        (13,057)      (13,057)

BALANCE - APRIL 30, 2005                 10,522,936       10,523      189,224       172,194      (17,899)      354,042



 CONSOLIDATED STATEMENTS OF OPERATIONS
 NINE MONTHS ENDED APRIL 30, 2005 AND FULL-YEAR ENDED JULY 31, 2004




                                                        2005 Q3        2004

Revenue                                                $ 237,738    $ 162,242

 Operating Expenses:
          Advertising & Promotion                          6,599          532
          Bad Debt Expense                                  --          5,200
          Depreciation of Fixed Assets                    66,518        2,098
          Insurance                                        1,439        1,826
          Interest and Bank Charges                        3,628        4,294
          Office Expenses                                  2,554          434
          Professional Fees                               16,859        8,095
          Rental, Premises and Equipment                  16,622       19,107
          Salaries and Benefits                           92,409       32,769
          Travel and Entertainment                        11,269        4,586
          Telecommunications                              11,196       15,599
          Other Expenses                                     846        4,112

 Total Operating Expenses                                229,939       98,652

 INCOME BEFORE PROVISION FOR TAXES                         7,799       63,590

          Provision for Income Taxes                      (1,321)      15,843

 NET INCOME                                                9,121       47,747

          Foreign Currency Translation Loss              (13,057)      (5,559)

 COMPREHENSIVE INCOME                                  $  (3,937)   $  42,188



 CONSOLIDATED STATEMENTS OF CASH FLOWS
 AS AT APRIL 30, 2005 AND JULY 31, 2004




                                                                  2005 Q3       2004

 CASH FLOWS FROM OPERATING ACTIVITIES:
       Net Income                                               $   9,121    $  47,747

       Non-Cash Adjustments
                 Depreciation Expense                              79,125        2,317
                 Bad Debt Expense                                    --          5,200

       Changes in Operating Assets and Liabilities
                 Accounts Receivable                              (41,372)     (20,403)
                 Accounts Payable & Accrued Liabilities           (22,535)       9,649
                 Deferred Tax Liability                             9,366       15,843

NET CASH FLOWS FROM OPERATING ACTIVITIES                        $  33,705    $  60,353

CASH FLOWS FROM INVESTING ACTIVITIES:
                 Cash Paid for Software Development                  --       (100,132)

NET CASH FROM INVESTING ACTIVITIES                              $    --      $(100,132)

CASH FLOWS FROM FINANCING ACTIVITIES:
                 Net Advance (Repayment) from Bank Indebtness     (38,252)      (2,014)
                 Advances from Shareholders                        17,609       42,012

NET CASH FLOWS FROM FINANCING ACTIVITIES                        $ (20,643)   $  39,998

 EFFECT OF EXCHANGE RATE CHANGES ON
       CASH AND CASH EQUIVALENTS                                  (13,057)        (215)

NET CHANGE IN CASH AND CASH EQUIVALENTS                         $       4    $       4

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                         75           71

CASH AND CASH EQUIVALENTS, END OF PERIOD                        $      79    $      75

SUPPLEMENTAL DISCLOSURES

      Interest Paid                                             $   3,628    $   4,294
      Income Taxes Paid                                         $    --      $    --


                        NITAR TECH CORP. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
        THIRD QUARTER ENDING APRIL 30, 2005 AND YEAR ENDING JULY 31, 2004


1.       INCORPORATION
       NITAR TECH. CORP., (the "Company") was incorporated on January 12, 2004, under the laws of the State of Delaware. On July 22, 2004 Nitar entered into an agreement with Labtech Systems Inc., (a Canadian Corporation), in the form of a reverse merger whereby Nitar exchanges 7,030,000 shares of its common stock, par value $0.001 per share, for all of Labtech's issued and outstanding common stock. As part of this agreement Labtech transferred and assigned to Nitar all of its copyrights, trademarks and intellectual property rights, including its U.S. Patent Application on its technology - File Number 60502213. Labtech had operated as internet technology business developed to enhance productivity to various clients.

2.       ACCOUNTING POLICIES

A.       ACCRUAL ACCOUNTING AND MANAGEMENT ESTIMATES
           Revenue and expenses are recorded on an accrual basis. Preparation of these financial statements requires management to make estimates and assumptions that may affect the stated amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the reporting date as well as the stated amounts of revenues and expenses during the reporting period. Any variations between these estimates and actual amounts are not expected to materially affect the reported amounts, unless otherwise disclosed.

B.       CASH AND CASH EQUIVALENTS
            Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less.

C.       ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS
           Accounts receivable are stated net of an allowance for doubtful accounts. The Company estimates the allowance based on its analysis of specific balances, taking into consideration the age of the past due account and anticipated collections resulting from legal issues. Based on these factors, there is an allowance for doubtful accounts of $3,585 and $5,599 at April 30, 2005 and July 31, 2004,
           respectively. Changes to the allowance for doubtful accounts, is charged to expense, and reduced by charge-offs, net of recoveries.


D.       PROPERTY, EQUIPMENT AND DEPRECIATION
           Property and Equipment are presented at original cost, less accumulated depreciation. Depreciation is computed using the declining balance at the following annual rates for the following applicable asset classes:

o        Computer Hardware          -       30% declining balance
o        Furniture and Equipment    -       20% declining balance

           The cost of significant improvements to property and equipment are capitalized. Maintenance and repairs are charged to expense as incurred. Upon sale or retirement of property and equipment, the cost and related depreciation are eliminated from the accounts, and any resulting gain or loss is recognized.

                                                                   - continued -

E.       SOFTWARE DEVELOPMENT COSTS
           The Company accounts for the costs of software to be marketed in compliance with Statement of Financial Accounting Standards No. 86, "Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Software development costs are expensed as incurred until technological feasibility of the product is established. Development costs incurred subsequent to technological feasibility are capitalized and amortized on a straight-line basis over the estimated economic life of the product. Capitalization of computer software costs is discontinued when the computer software product is available to be sold, leased, or otherwise marketed. Amortization begins when the product is available for release to customers. The Company amortizes software costs related to its CHOOZMAIL(R) product using the straight-line method over the estimated economic useful life of 60 months. As of April 30, 2005, CHOOZMAIL(R) was made available for release to customers therefore amortization has been recognized for the first 9 months of the current fiscal year ending April 30, 2005, in the amount of $65,461. There was no accumulated amortization for the year ended July 31, 2004. The Company capitalized $0 and $100,476 of development costs in the years ending April 30, 2005 and July 31, 2004 respectively.

F.       INCOME TAXES
           The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized, net of any valuation allowance, for temporary differences and net operating loss and tax credit carry forwards. Deferred income tax expense represents the change in net deferred assets and liability balances.

G.       REVENUE RECOGNITION
            The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable when the service connection has been initiated and the subscription connection has been provided to the customer, the sales price is fixed for the one-time connection fee, and variable based on transaction volume thereafter, is readily determinable and collectibility is reasonably assured.

H.       FINANCIAL INSTRUMENTS
           The Company's financial instruments consist of cash, accounts receivable, and accounts payable. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying value, unless otherwise noted.

                                                                   - continued -

I.       FOREIGN CURRENCY TRANSLATION
           The functional currency of the Company's is the local currency where the Company operates. The financial statements of the Company's have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation." All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. The income and cash flow statements amounts have been translated using the weighted average exchange rate for the year. Foreign currency cash flows are translated at the weighted average rate of exchange in effect during the period due to the minimal fluctuation in the currency exchange rates during the period. Management believes that substantially the same results would be derived if foreign cash flows were translated at the rates in effect at the time of the cash flows

           Accumulated net translation adjustments have been reported separately in other comprehensive loss in the financial statements. Foreign currency translation adjustments resulted in losses of $13,057 and $12,451 in the years ending April 30, 2005 and July 31, 2004, respectively. Foreign currency transaction gains (losses) resulting from exchange rate fluctuations on transactions denominated in a currency other than the functional currency totaled approximately $0 in the years ending April 30, 2005 and July 31, 2004, and are included in other expense in the accompanying statements of operations.

4.       PROPERTY AND EQUIPMENT
       Property and equipment consisted of the following:

       --------------------------------------- --------------- -----------------
       April 30, 2005, and July 31, 2004                2005              2004
       --------------------------------------- --------------- -----------------

       Computer Hardware                             $18,773           $18,773
       Furniture & Fixtures                            4,941             4,941
       --------------------------------------- --------------- -----------------
                                                     $23,714           $23,714
       Less:  Accumulated Depreciation                19,118            18,061
       --------------------------------------- --------------- -----------------

       Net Property and Equipment                    $ 4,596           $ 5,653
       --------------------------------------- --------------- -----------------

       Depreciation expense for the third quarter ended April 30, 2005 and year ended July 31, 2004 was $1,057 and $2,098 respectively.

5.       RELATED PARTY TRANSACTIONS
       During the third quarter ended April 30, 2005 and year ended July 31, 2004, principal stockholders rendered services to the Company in the amounts of $34,981 and $30,276, respectively. In addition, the Company rented office space from a principal stockholder for $10,726 and $11,098 during the third quarter ended April 30, 2005 and the year ended July 31, 2004.

       Advances from stockholders' are advances and payments from principal stockholders. The notes are unsecured, non-interest bearing, and due on demand with no predetermined fixed terms of repayment. Advances from Shareholders' at April 30, 2005 and July 31, 2004 were $228,192 and $189,984, respectively.

6.       DEFERRED INCOME TAXES
       The components of the deferred tax asset (liability) at April 30, 2005 are as follows:

       ------------------------------------------- -------------- --------------
       April 30, 2005, and July 31, 2004                   2005            2004
       ------------------------------------------- -------------- --------------

       Net Operating Income                             $ 9,121        $ 31,611
                  Gross Deferred Tax Assets               9,121          31,611
       ------------------------------------------- -------------- --------------
       ------------------------------------------- -------------- --------------
       Software Development Costs                      (79,333)        (95,109)
                  Gross Deferred Tax Liabilities       (79,333)        (95,109)
       ------------------------------------------- -------------- --------------
       ------------------------------------------- -------------- --------------
                  Net Deferred Tax Liabilities         (70,212)        (63,498)
       ------------------------------------------- -------------- --------------
       ------------------------------------------- -------------- --------------
       Valuation Allowance                                   --                -
       ------------------------------------------- -------------- --------------
       ------------------------------------------- -------------- --------------
       Net Deferred Taxes                             $(70,212)      $ (63,498)
       ------------------------------------------- -------------- --------------

       The net operating loss carry forwards expire in 2010.


FINDER, DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY STOCK MARKET SOLUTIONS, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

--------------------------------------------------------------------------------
1

                                16,512,748 SHARES

                                NITAR TECH CORP.

                                  COMMON STOCK

                                   PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Issuer have not changed since the date hereof.

Until October __, 2005, (90 days after the date of this prospectus), all dealers that buy, sell or trade in our securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter with respect to its unsold allotment or subscription.

                THE DATE OF THIS PROSPECTUS IS AUGUST ___ , 2005

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Paragraph Seventh of the Certificate of Incorporation of the Company provides that no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Article VI of the Company's Bylaws provides that each director and officer shall be indemnified by the Corporation against all costs and expenses actually and necessarily by him or her in connection with the defense of any action, suit or proceeding in which he or she may be involved or to which he or she may be made a party by reason of his or her being or having been such director or officer, except in relation to matters as to which he or she shall be finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

              ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by Nitar.
                                                           AMOUNT
                                                             (1)
SEC Registration fee                                   $   4,258.90
Blue Sky fees and expenses                                 1,000.00
Printing and shipping expenses                             2,500.00
Legal fees                                                10,000.00
Transfer and Miscellaneous expenses                       17,241.10
Total (1)                                              $  35,000.00

(1) All expenses, except SEC registration fees, are estimated.

                ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

As described in "The Offering" and "Selling Stockholders" elsewhere in this Registration Statement, in July 2005, in connection with the standby equity distribution agreement with Cornell Capital Partners, L.P., the Company issued 4,566 shares of common stock to Monitor Capital Inc., and 268,182 shares of common stock to Cornell Capital Partners, L.P. for its commitment fee. Two selling shareholders were each issued shares of common stock in exchange for services rendered, namely 120,000 to Richard S. Lane for legal services, and 140,000 to Industrial Consultants Inc. for consulting services.
These shares were issued in reliance upon Section 4(2) of the 1933 Act in view of the following:

     o None of these issuances involved underwriters, underwriting discounts or commissions.
     o    Restrictive legends are placed on all certificates issued.
     o    The distribution did not involve general solicitation or advertising.
     o The distributions were made only to accredited investors or investors who were believed to be sophisticated enough to evaluate the risks of the investment.

                                ITEM 27. EXHIBITS

3.1     Articles of Incorporation of the Company

3.2     By-laws of the Company

4.1     Standby Equity Distribution Agreement,

4.2     Registration Rights Agreement

4.3     Escrow Agreement

4.4     Placement Agent Agreement

5.1     Richard S. Lane, Esq. Opinion and Consent

23.1    Consent of Independent Auditors

23.3     Consent of legal counsel (see Exhibit 5.1)

                             ITEM 28. UNDERTAKINGS.

     Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

     The undersigned registrant hereby undertakes to:

(1) File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) Include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Nitar pursuant to its Articles of Incorporation or provisions of the Delaware Business Corporations Act, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether or not such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Mississauga, Ontario, Canada on July 28, 2005.

                                  NITAR TECH CORP.


                                  BY: /S/ LUIZ AUGUSTO BRASIL
                                  ---------------------------
                                  Luiz Augusto Brasil, Chief Executive Officer

                                  NITAR TECH CORP.


                                  BY: /S/ LUIZ O. BRASIL
                                  ----------------------
                                  Luiz O. Brasil, President and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

                    BY: /S/ LUIZ AUGUSTO BRASIL
                    ---------------------------
                    Luiz Augusto Brasil
                    Chief Executive Officer             Dated: July 28, 2005

                    BY: /S/ LUIZ O. BRASIL
                    ----------------------
                    Luiz O. Brasil
                    President and Director              Dated: July 28, 2005

                    BY: /S/ GUSTAVO BRASIL
                    ----------------------
                    Gustavo Brasil
                    Secretary, Treasurer and Director   Dated: July 28, 2005





--------------------------------------------------------------------------------